FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1.	Reporting Issuer

Aurora Cannabis Inc. (the "Company")
1500 – 1199 West Hastings Street
Vancouver, BC V6E 3T5
Telephone: (604) 362-5207

Item 2.	Date of Material Change

November 14, 2017

Item 3.	News Release

A news release issued on November 14, 2017 at Vancouver, British Columbia relating to the material change described herein was disseminated through Canada Newswire.

Item 4.	Summary of Material Change

Aurora Cannabis Inc. announces 2017 AGM voting results.

Full Description of Material Change

Aurora Cannabis Inc. today announced the voting results from its Annual General and Special Meeting of Shareholders (the “Meeting”), held in Edmonton, Alberta, on November 13, 2017. The total number of shares represented by shareholders present in person and by proxy at the meeting was 88,726,591 million representing 23.86 per cent of Aurora’s issued and outstanding Common Shares.

Item 5.	Full Description of Material Change

See attached press release.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

None

Item 8.	Senior Officers

The following senior officers of the Issuer are knowledgeable about the material change and may be contacted by the Commission at the address and telephone number:

Cam Battley, Executive Vice President
Phone: (905) 878-5525
Mobile: (905) 864-5525
Email: cam@auroramj.com

Nilda Rivera, Vice President of Finance
Mobile: (604) 362-5207
Email: nilda@auroramj.com

Terry Booth, Chief Executive Officer
Mobile: (780) 722 - 8889
Email: terry@auroramj.com

Item 9.	Date of Report

DATED November 14, 2017.

November 14, 2017	TSX:ACB

Aurora Announces 2017 AGM Voting Results
All Items of Business Approved
Aurora Welcomes Diane Jang to Board

Vancouver, BC – November 14, 2017 – Aurora Cannabis Inc. (the “Company” or “Aurora” or the “Issuer”) (TSX: ACB) (OTCQX: ACBFF) (Frankfurt: 21P; WKN: A1C4WM) today announced the voting results from its Annual General and Special Meeting of Shareholders (the “Meeting”), held in Edmonton, Alberta, on November 13, 2017. The total number of shares represented by shareholders present in person and by proxy at the meeting was 88,726,591 million representing 23.86 per cent of Aurora’s issued and outstanding Common Shares.

All of the matters put forward before shareholders for consideration and approval as set out in the Company's Management Information Circular dated October 6, 2017, were approved by the requisite majority of votes cast at the Meeting. The details of the voting results for the election of directors are set out below:

Nominee	# Votes for	% Votes for	# Votes withheld	% Votes withheld
Michael Singer	44,975,439	92.61%	3,591,454	7.39%
Terry Booth	45,135,102	92.93%	3,431,791	7.07%
Steve Dobler	44,397,421	91.41%	4,169,472	8.59%
Dr. Jason Dyck	45,145,502	92.96%	3,421,391	7.04%
Adam Szweras	48,177,434	99.20%	389,459	0.80%
Joseph del Moral	45,070,158	92.80%	3,496,735	7.20%
Diane Jang	48,189,124	99.22%	377,769	0.78%

The shareholders also approved the: (i) re-appointment of MNP LLP as auditors of the Company for the ensuing year; (ii) non-binding advisory vote on the Company’s approach to executive compensation; (iii) Company’s Fixed Restricted Share Unit Plan (“RSU”) and RSU awards; and (iv) new form 10% “Rolling” Share Option Plan and the grant of all currently available and unallocated option entitlements.

The Company has filed a report of voting results on all resolutions voted on at the Meeting on www.sedar.com.

Diane Jang

Aurora is pleased to welcome Diane Jang to its Board of Directors. Ms. Jang is the newly appointed CEO of Hempco Food and Fiber, commencing in her new role in December 2017. She is an experienced business executive, specializing in strategic planning for sustainable success, growth and profitability for companies. With over 27 years of business experience in the Consumer Packaged Goods industry in premium foods and plant-based protein, she has a proven track record in strategic planning, increasing profitability and leading companies to become market leaders in their industries. Previously, Ms. Jang led successful companies as President at Sunrise Soya Foods and General Manager at Earth’s Own Food Co Inc., and also serves as a Director of Big Sisters of BC Lower Mainland. Ms. Jang holds a Bachelor of Business Administration from Simon Fraser University.

“We are very pleased with the election of Diane to our Board,” said Terry Booth, CEO. “She brings a wealth of leadership experience in Consumer Packaged Goods, having successfully led companies to become leaders in their respective industry sectors. This is a strength that we will leverage in executing our strategy in regard the commencement of sales of cannabis for adult recreational use. We look forward to working closely with Diane.”

Ms. Jang added, “Serving on the Board of Aurora, a globally dominant cannabis company, in such an exciting sector with such great potential, is a fantastic opportunity, and I look forward to contributing towards the further growth of the Company.”

Options grant

The Company granted stock options to certain directors and officers to purchase 640,000 common shares under the Company’s Share Option Plan. The options are exercisable at a price of $4.64 per share, vest evenly every quarter over three years commencing November 13, 2017 and expire five years from the date of grant.

About Aurora

Aurora's wholly-owned subsidiary, Aurora Cannabis Enterprises Inc., is a licensed producer of medical cannabis pursuant to Health Canada's Access to Cannabis for Medical Purposes Regulations ("ACMPR"). The Company operates a 55,200 square foot, state-of-the-art production facility in Mountain View County, Alberta, known as "Aurora Mountain", a second 40,000 square foot high-technology production facility known as “Aurora Vie” in Pointe-Claire, Quebec on Montreal’s West Island, and is currently constructing an 800,000 square foot production facility, known as "Aurora Sky", at the Edmonton International Airport.

In addition, the Company holds approximately 9.6% of the issued shares (12.9% on a fully-diluted basis) in leading extraction technology company Radient Technologies Inc., based in Edmonton, and is in the process of completing an investment in Edmonton-based Hempco Food and Fiber for an ownership stake of up to 50.1% . Furthermore, Aurora is the cornerstone investor with a 19.9% stake in Cann Group Limited, the first Australian company licensed to conduct research on and cultivate medical cannabis. Aurora also owns Pedanios, a leading wholesale importer, exporter, and distributor of medical cannabis in the European Union, based in Germany. The Company offers further differentiation through its acquisition of BC Northern Lights Ltd. and Urban Cultivator Inc., industry leaders, respectively, in the production and sale of proprietary systems for the safe, efficient and high-yield indoor cultivation of cannabis, and in state-of- the-art indoor gardening appliances for the cultivation of organic microgreens, vegetables and herbs in home and professional kitchens. Aurora's common shares trade on the TSX under the symbol "ACB".

On behalf of the Board of Directors,
AURORA CANNABIS INC.

Terry Booth
CEO

###

Further information:

Cam Battley	Marc Lakmaaker

Executive Vice President	Director, Investor Relations and

+1.905.864.5525	Corporate Development

cam@auroramj.com	+1.647.269.5523
www.auroramj.com	marc.lakmaaker@auroramj.com

This news release contains certain "forward-looking statements" within the meaning of such statements under applicable securities law. Forward-looking statements are frequently characterized by words such as "plan", "continue", "expect", "project", "intend", "believe", "anticipate", "estimate", "may", "will", "potential", "proposed" and other similar words, or statements that certain events or conditions "may" or "will" occur. These statements are only predictions. Various assumptions were used in drawing the conclusions or making the projections contained in the forward-looking statements throughout this news release. Forward-looking statements include, but are not limited to, the successful completion of the Offering and the use of proceeds of the Offering and the Company’s intention to continue international and domestic expansion. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. The Company is under no obligation, and expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. A more complete discussion of the risks and uncertainties facing the Company appears in the Company’s Annual Information Form and continuous disclosure filings, which are available at www.sedar.com.

Neither TSX nor its Regulation Services Provider (as that term is defined in the policies of Toronto Stock Exchange) accepts responsibility for the adequacy or accuracy of this release.